Exhibit 10.1
FIRST CITIZENS COMMUNITY BANK
ANNUAL INCENTIVE PLAN
(as amended and restated effective January 1, 2024)

I.	Introduction and Objectives

The Annual Incentive Plan (the “Plan”) is designed to recognize and reward participants for their collective and individual contributions to the success of First Citizens Community Bank (the “Bank”) and Citizens Financial Services, Inc. (the “Company”) collectively referred to herein as the “Employer”. The Plan focuses on performance measures that are critical to the Bank’s growth and profitability.

The objectives of the Plan are to:

•	Reward results, not effort.

•	Align the Employer’s strategic plan, budget, and shareholder interests with participant performance.

•	Motivate and reward participants for achieving /exceeding performance goals.

•	Align incentive pay with performance.

•	Enable the Employer to attract and retain talent needed to drive the success of the Bank and the Company.

•	Encourage teamwork across the Bank and the Company.

II.	Performance Period/Plan Year

The performance period and the Plan operate on a calendar year basis (January 1st - December 31st).

III.	Incentive Award Opportunity

A.          The Company’s Compensation/Human Resource Committee (the “Committee”), in consultation with executive management, determines each participant’s Incentive Award Opportunity under the Plan. Notwithstanding the foregoing, the Company’s named executive officers (as noted in the Company’s annual proxy statement) do not participate in the determination of their annual Incentive Award Opportunities.  As noted in Section III (B) of this Plan, Incentive Award Opportunities are shown as a percentage of “base salary” as such term is defined in Section II (C) of this Plan.  Actual awards vary based on Company, Bank and Departmental/Branch performance. (See Section IV – Performance Measures.)

B.          Appendix B, attached hereto, sets forth the Incentive Award Opportunities for the various positions at the Bank and the Company level. These incentive opportunities are reviewed annually by the Committee to ensure the awards remain competitive, based on industry standards and Company objectives.  As noted in Section III (A) above, Incentive Award Opportunities are illustrated as a percentage of a participant’s “base salary” (as defined in paragraph C below).

C.          Exclusively for purposes of this Plan, “base salary” is defined as the compensation earned by a Participant during the Plan Year for services rendered to the Employer, excluding the following items:

•	Profit sharing contributions
•	Other discretionary incentive compensation (such as leadership awards and service awards)
•	Cash payments received for waiving Employer-paid health insurance
•	Cell phone allowances
•	Car allowances
•	Fringe benefits

IV.	Performance Measures

There are two primary categories in which performance is measured under the Plan: Corporate/Bank goals and Branch/Department goals.  Goals and weightings will be tailored to each Participant’s position, branch or department, as applicable.

The Committee takes into consideration the budget, strategic plan and other relevant items when setting specific performance measures. Weightings for the categories are subject to review and adjustment by the Committee on an annual basis. (See Appendix C.)

A.          Corporate/Bank Performance Measures:   The Company/Bank goals focus on overall bank performance such as Company returns, income and other similar measures. These goals will reflect core measures of profitability and efficiency of Bank and Company resources.  The Committee generally establishes these performance measures based on three-year averages as compared to the Company’s peer group. The current peer group is set forth on Appendix A to this Plan and is reviewed annually.  In calculating performance results, the Compensation Committee reviews public peer data compiled by the President/Chief Executive Officer and Chief Operating Officer of the Bank.

B.          Branch/Department Performance Measures:   The Branch/Department goals focus on key discipline areas of the Branch or Department and may include items such as deposit growth, asset quality, strategic planning and other similar projects/initiatives. Specific goals are set annually by Executive Management and the Committee.

V.	Determining Payouts and the Distribution of Incentive Awards

A.          At the beginning of each performance period, Participants will be given a performance scorecard for the Plan Year, setting forth Company/Bank performance goals and Branch or Departmental performance goals, as applicable to each Participant. At the end of the performance period, the President/Chief Executive Officer and Chief Operating Officer of the Company will evaluate the achievement of the Bank/Company performance goals, utilizing peer group performance when applicable, and review the results with the Committee. Executive Management, in consultation with Senior Management, will evaluate the achievement of the Department/Branch Performance goals and review such results with the Committee.  The Chief Operating Officer will then complete a scorecard for each Participant and provide the scorecards to the Committee for final review.

B.          Incentive Award amounts are calculated based on a percentage of base salary (as defined in Section III (C)) as of December 31st for the applicable Plan Year. Incentive Awards are considered ordinary income to Participants in the year distributed and are subject to income tax and other applicable tax withholding.

C.          Incentive Awards may be paid in cash or Company common stock (“Restricted Stock”), as determined by the Committee on an annual basis. Any such Restricted Stock shall be granted under the Citizens Financial Services, Inc. 2016 Equity Incentive Plan and shall be subject to the terms and conditions thereof. (See Appendix D for specific Award allocations.)

D.          The Committee, in its sole discretion, determines the payments to be made under this Plan based on the scorecards and the overall financial performance of the Bank and the Company.

VI.	Terms and Conditions

A.          Eligibility. Eligible employees are determined annually by the Company, in consultation with executive management.  Eligibility in the Plan does not guarantee an Incentive Award will be paid.

B.          Effective Date. This Plan was originally effective as of January 1, 2010.  The Plan was amended and restated in its entirety effective January 1, 2022.

C.          Program Administration. The Program is authorized by the Committee and administered by Executive Management.

D.          Program Changes or Discontinuance. The Bank developed the Plan based on current business, market and economic conditions; current services; and staff assignments. If changes occur that affect these conditions, services, assignments, or forecasts, the Bank may add to, amend, modify or discontinue any of the terms or conditions of the plan at any time.

The Committee may, in its sole discretion, waive, change or amend the Plan as it deems appropriate and at any time.

E.          Promotions and Transfers

If a Participant changes his/her role or is promoted during the Plan year such that the Incentive Award opportunity changes, he/she will be eligible for the new position’s incentive award opportunity on a pro rata basis (i.e., the award will be prorated based on the number of months employed in each respective position.)

F.          Termination of Employment

Unless otherwise noted in this Plan, a Participant must be actively employed by the Bank or the Company on the date an Incentive Award is paid in order to be eligible to receive the award. In addition, if an employee has given notice of termination, any incentive award not yet paid will be forfeited. (See exceptions for death and retirement below.)

G.          Death, Retirement or a Change in Control

Death. In the event of a Participant’s death, the Employer will pay to the Participant’s estate an Incentive Award earned for the Plan Year in which the Participant dies.  Such award will be determined based on the participant’s base salary earned as of his or her date of death.  In addition, if a Participant dies prior to the distribution of an Incentive Award from a prior Plan Year, the participant’s estate will receive the Award that the Participant would have received had the Participant been employed as of the date of distribution of the Incentive Award payout.

Retirement. If a Participant retires upon the attainment of Normal Retirement Age or Early Retirement Age (as defined in the Bank’s tax-qualified retirement plan), the Participant will receive an Incentive Award earned for the Plan Year in which he or she retires. Such award will be determined based on the participant’s base salary earned as of his or her retirement date.  In addition, if the Participant retires prior to the distribution of an Incentive Award from a prior Plan Year, the Participant will receive the award that the Participant would have received had the Participant been employed as of the date of distribution of the Incentive Award payout.

Change in Control. In the event of a Change in Control (as defined herein) followed by a separation from service, Participants will receive a pro rata payout based on the period of active employment with the Employer. Performance results will be determined according to the results for the current year on a pro rata period basis and applied to the pro rata base salary earned. Adjustments may be made by Executive Management and/or Committee in their sole discretion.  Performance results that are based on peer company results not yet reported will be assumed to have been 100% achieved. Incentive Awards will be distributed within ten (10) business days of the date of separation from service.

For purposes of this Plan, the term “Change in Control” shall mean: a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A and any successor rule or regulation promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) if Company or Bank were subject to the Exchange Act reporting requirements; provided that, without limiting the foregoing, such a Change in Control shall be deemed to have occurred if the Board of Directors certifies that one of the following has occurred: (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company or Bank or any “person” who on the date hereof is a director or officer of the Company or Bank is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or Bank representing fifty percent (50%) or more of the combined voting power of the Company’s or Bank’s then outstanding securities, or (b) a merger, consolidation or business combination with the Company and/or Bank occurs. Notwithstanding any other provision in this Plan, in the event a Participant is determined to be a key employee as that term is defined by Section 409A of the Internal Revenue Code no payment shall be made until one day following six months from the date of separation from service as that term is defined by Section 409A of the Internal Revenue Code.

VII.	Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this Plan or any questions as to the correct interpretation of any information contained therein, the Employer’s interpretation expressed by Executive Management and/or Committee will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by the Plan to which the Participant would otherwise be entitled will be revoked.

Participants who have willfully engaged in any activity injurious to the Bank or the Company will, upon termination of service, forfeit any incentive award earned during the award period in which the termination occurred.

VIII.	Miscellaneous

The Plan will not be deemed to give any Participant the right to be retained in the employ of the Bank or the Company, nor will the Plan interfere with the right of the Bank or the Company to discharge any Participant at any time.

In the absence of an authorized, written employment contract, the relationship between employees and the Bank and the Company is one of at-will employment. The Plan does not alter the relationship.

This Plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

APPENDIX A

PEER GROUP
(Updated Annually)

Bank	Location	State

Adams County National Bank	Gettysburg	PA
Chemung Canal Trust Company	Elmira	NY
Citizens and Northern	Wellsboro	PA
Mid Penn Bank	Harrisburg	PA
F&M Trust	Chambersburg	PA
Orrstown Bank	Shippensburg	PA
Jersey Shore State Bank	Williamsport	PA
Peoples Security Bank & Trust	Hallstead	PA
First Bank	Hamilton	NJ
LINKBANK	Camp Hill	PA
Ephrata National Bank	Ephrata	PA
Unity Bank	Clinton	NJ
Meridian Bank	Malvern	PA
Fidelity Deposit & Discount Bank	Dunmore	PA
ESSA Bank & Trust	Stroudsburg	PA
First Citizens Community Bank	Mansfield	PA

APPENDIX B

INCENTIVE AWARD OPPORTUNITY
(Subject to Annual Review by the Committee)

Position	Incentive Award Opportunity as a Percentage of Base Salary (up to)

CEO/President	100.0%
Executive Management:
Chief Operating Officer	35.0%
Senior EVP – Director of Emerging Markets	35.0%
Chief Financial Officer	35.0%
Senior Management	25.0%

Incentive Award Opportunities for all other Participants will be provided to each Participant by Management at the beginning of each Plan Year.

APPENDIX C

PERFORMANCE MEASURE WEIGHTINGS
(Subject to Annual Review by the Committee)

Position	Company /Bank Measures	Department/ Branch Measures

CEO/President	85%	15%
Executive Management:
Chief Operating Officer	65%	35%
Senior EVP – Director of Emerging Markets	60%	40%
Chief Financial Officer	65%	35%

Performance Measure Weightings for Senior Management and all other Participants will be provided by Management at the beginning of each Plan Year.

The specific performance measures and the weighting for each measure are reviewed annually by the Committee in order to reflect the Employer’s strategic priorities and financial objectives.  Notwithstanding the foregoing, the Committee may elect, in its sole discretion, to amend or modify these measures at any time (See Section VI (D) – Program Changes or Discontinuance.)

APPENDIX D

DISTRIBUTION OF INCENTIVE AWARDS
(Subject to Annual Review by the Committee)

CEO, Executive Management and Senior Management

Event *	Cash	Restricted Stock/Stock
Plan Year Prior to Attaining Retirement Eligibility	70%	30% Restricted Stock
Year of Attaining Retirement Eligibility and Each Year Thereafter	Option of 70% to 100%	Option of 30% to 0% Stock

* Retirement eligibility as defined in the Bank’s tax-qualified retirement plan

All shares of Restricted Stock awarded are provided through the Company’s 2016 Equity Incentive Plan, approved by Company shareholders. Restricted Stock will vest ratably over the three-year period commencing on the date of the first anniversary of each award.  For employees who have reached Retirement Eligibility, stock awards will be granted with no restrictions (i.e., fully vested) and fully taxable in the year of the grant.

Income Tax Withholding. For Participants who have attained Retirement Eligibility, a Participant may satisfy the income tax withholding obligation by electing to use cash or a combination of cash and stock, by requesting the Company withhold a portion of a Stock Award (between 0% and 30% of the incentive award) based on the current fair market value.

All Other Participants

The Committee determines cash and stock percentages, unless otherwise stated elsewhere.